Exhibit (a)(5)(D)

QUESTIONS AND ANSWERS WITH RESPECT TO TENDER RIGHTS OF PARTICIPANTS IN

THE BLYTH, INC. 401(k) AND PROFIT SHARING PLAN

DESCRIPTION OF THE TENDER OFFER

1.	What is the tender offer?

On June 7, 2004, Blyth, Inc. (“Blyth”) offered to purchase up to 4,000,000 shares of its common stock at a price not greater than $35.00 nor less than $30.00 per share (the “tender offer”). This tender offer will be open from Monday June 7, 2004 until it expires at 5:00 p.m., New York City time, on Friday, July 9, 2004, unless Blyth extends the tender offer.

Participants in the Blyth, Inc. 401(k) and Profit Sharing Plan (such plan being referred to hereafter as the “Plan”, who beneficially own shares of Blyth common stock in their Plan accounts (such shares are referred to in this Q&A as “Plan shares”) may tender (i.e., offer to sell) their Plan shares under this tender offer by (i) so indicating on the enclosed yellow election form and (ii) returning the form to EquiServe Trust Company, N.A. (referred to in this Q&A as “EquiServe”) who will receive the forms on behalf of T. Rowe Price Trust Company, which serves as the directed Trustee of the Plan (and is referred to in this Q&A as the “Trustee”), at one of the addresses, and in a manner, set forth on page 1 of the letter of transmittal that accompanies this Q&A. A PRE-ADDRESSED ENVELOPE IS INCLUDED AMONG THESE MATERIALS FOR THIS PURPOSE. YOU SHOULD MAIL, OR OTHERWISE TRANSMIT, YOUR COMPLETED YELLOW ELECTION FORM TO EQUISERVE IN AMPLE TIME TO ENSURE THAT EQUISERVE RECEIVES IT NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JULY 2, 2004. IN AN EMERGENCY, YOU MAY ALSO FAX YOUR ELECTION FORM TO EQUISERVE AT (781) 380-3388.

Blyth will, upon the terms and subject to the conditions of the tender offer, determine a single per share price, not greater than $35.00 nor less than $30.00 per share, that it will pay for shares properly tendered pursuant to the tender offer and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. Blyth will select the lowest purchase price that will allow it to purchase 4,000,000 shares or, if a lesser number of shares are properly tendered, such lesser number as are properly tendered and not properly withdrawn. Blyth also reserves the right, in its sole discretion, to purchase additional shares, subject to applicable legal requirements. All stockholders whose shares Blyth purchases in the tender offer will receive the same purchase price per share.

If the number of shares tendered at or below the purchase price selected by Blyth exceeds the total number of shares that Blyth accepts for purchase, Blyth will generally accept all shares tendered at or below the purchase price on a pro rata basis. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6 of the offer to purchase, proration for each stockholder that tenders shares will be based on the ratio of the total number of shares that Blyth accepts for purchase (excluding “odd lots”) to the total number of shares properly tendered (and not properly withdrawn) at or below the purchase price by all stockholders (other than “odd lot” holders). For example, if the number of shares tendered (excluding “odd lot” shares) at or below the purchase price exceeds the number of shares (excluding “odd lot” shares) that Blyth accepts for purchase by one hundred percent, the proration percentage will equal 50%, i.e., the ratio of the total number of shares (excluding “odd lots”) accepted for purchase, e.g., 4,000,000, divided by the total number of shares (excluding “odd lots”) properly tendered (and not properly withdrawn) at or below the purchase price, e.g., 8,000,000. Thus, if you properly tendered 1,000 shares at or below the purchase price, Blyth would purchase 500 shares at the final purchase price.

One group of stockholders is not subject to proration. If the total number of all shares (including those held under a Plan or otherwise) owned beneficially or of record by a stockholder is less than 100 (i.e., if you are an “odd lot” holder) and you properly tender all of your shares at or below the purchase price and select the “odd lot” tender option, then the proration percentage will not be applied to you, and Blyth will, instead, buy all of your tendered shares. To take advantage of this preference and avoid proration, you MUST check the first box on the yellow election form.

The terms and conditions of the tender offer are fully described in the offer to purchase and the letter of transmittal provided to you as part of this mailing. PLEASE READ THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CAREFULLY.

2.	What are my rights under the tender offer?

Our records indicate that Plan shares are allocated to your account under the Plan. You may tender some or all of these shares. Because all of these Plan shares are held in a trust account for your benefit, they are registered in the name of the Trustee. Consequently, the Trustee will actually tender your Plan shares by completing the required letter of transmittal, but only in accordance with your instructions.

YOU MUST DIRECT THE TRUSTEE IF YOU WANT TO TENDER YOUR PLAN SHARES AND, IF YOU DIRECT THE TRUSTEE TO TENDER YOUR PLAN SHARES YOU MUST INDICATE AT WHICH PRICE OR PRICES YOU WANT THE TRUSTEE TO TENDER THEM. THE TRUSTEE WILL TENDER YOUR PLAN SHARES ONLY IF SPECIFICALLY INSTRUCTED. IF YOU DO NOT RESPOND USING THE ENCLOSED ELECTION FORM (OR A SIGNED FACSIMILE THEREOF), YOU WILL BE DEEMED TO HAVE INSTRUCTED THE TRUSTEE NOT TO TENDER ANY OF YOUR SHARES UNDER THE TENDER OFFER, AND YOUR PLAN SHARES WILL REMAIN IN YOUR PLAN ACCOUNT.

3.	Which documents did I receive in the tender offer materials and what is the purpose of each document?

You received the following materials in this mailing:

(a) Letter from Blyth’s Chairman and CEO. This letter informs you that Blyth is making the tender offer.

(b) Offer to Purchase, dated June 7, 2004. This document (the white, bound document in your package), together with the letter of transmittal (which is described in paragraph (c) below), describes all of the terms and conditions of the tender offer. PLEASE READ THESE DOCUMENTS CAREFULLY.

(c) Letter of Transmittal. This document (blue document) is part of the tender offer and therefore is being provided to you. However, it must be filled out by the Trustee, NOT BY YOU. DO NOT USE THE LETTER OF TRANSMITTAL TO TENDER ANY PLAN SHARES OR SHARES HELD IN YOUR NAME UNDER THE PLAN. If you hold shares outside of the Plan, then you may need to use the blue letter of transmittal to tender those shares. The letter of transmittal contains instructions on how to complete and sign it in order to properly tender those shares.

(d) Letter from the Administrator of the Plan.

(e) Election Form (yellow form). YOU MUST COMPLETE, SIGN AND MAIL, OR OTHERWISE TRANSMIT, THIS DOCUMENT TO EQUISERVE IN THE ENCLOSED PRE-ADDRESSED ENVELOPE IF YOU WISH TO DIRECT THE TRUSTEE TO TENDER SOME OR ALL OF YOUR PLAN SHARES. IF YOU FAIL TO COMPLETE, SIGN OR TIMELY MAIL THE YELLOW ELECTION FORM SO THAT EQUISERVE RECEIVES IT BY 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JULY 2, 2004, YOU WILL BE DEEMED TO HAVE INSTRUCTED THE TRUSTEE NOT TO OFFER ANY OF YOUR PLAN SHARES FOR SALE UNDER THE TENDER OFFER. YOU MUST USE THE YELLOW ELECTION FORM IF YOU WISH TO DIRECT A TENDER OF YOUR PLAN SHARES.

(f) Reply Envelope. A pre-addressed envelope is provided for your convenience. If you decide to tender some or all of your Plan shares, you may use this envelope to mail the completed election form to EquiServe, which will forward the information regarding your election to the Trustee. You should mail or otherwise transmit the election form in ample time to ensure that EquiServe receives it by 5:00 P.M., New York City time, on Friday, July 2, 2004 unless the tender offer is extended.

4.	How do I direct the Trustee?

The only way that you can instruct the Trustee to tender your Plan shares is by completing the yellow election form as described, signing it and returning it to EquiServe. The address you should use to return the yellow election form to EquiServe is set forth on page 1 of the letter of transmittal. This address is already printed for your convenience on the return envelope. In an emergency, you may also fax your completed yellow election form to: (781) 380-3388.

EQUISERVE MUST RECEIVE THE YELLOW ELECTION FORM BEFORE 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JULY 2, 2004 (UNLESS THE TENDER OFFER IS EXTENDED). YOU MUST SIGN AND COMPLETE THE FORM FOR YOUR TENDER INSTRUCTION TO BE VALID. TO PROPERLY DIRECT THE TRUSTEE TO TENDER PLAN SHARES ON YOUR BEHALF YOU MUST:

(a) Instructions. Read carefully and follow exactly the instructions in (i) the Letter from the administrator of the Plan and (ii) the yellow election form. These documents will tell you how to direct the Trustee regarding your Plan shares.

(b) Election Form. Complete the enclosed yellow election form.

(c) Shares. Designate on the yellow election form the percentage of your Plan shares you wish to be tendered. You may obtain information about the number of shares allocated to your account by calling your T. Rowe Price Plan Account Line at (800) 922-9945.

(d) Price. Designate on the yellow election form the price or prices at which you are willing to tender your Plan shares. In the alternative, you may maximize the chance of Blyth purchasing the Plan shares you tender by electing to accept whatever price Blyth determines as the tender offer purchase price pursuant to the tender offer terms and conditions (the “Purchase Price”). Please note that the latter action may result in you receiving a price as low as $30.00 per share.

(e) Signature. You must SIGN the yellow election form to complete your instruction. Unless you sign the election form, your direction cannot be honored and the election form will be ineffective even if it is properly filled out and received by EquiServe in a timely manner.

(f) Mailing. We have enclosed a pre-addressed return envelope with your tender materials. You may use this envelope to return your completed yellow election form if you wish to have the Trustee tender your Plan shares.

Please be precise in providing your instruction and please act PROMPTLY.

IF YOU DO NOT WISH TO TENDER ANY PLAN SHARES, TAKE NO ACTION.

5.	How do I send instructions to the Trustee?

Please return your instructions to EquiServe PROMPTLY, recognizing the slow delivery time inherent in the U.S. mail today. You may mail your yellow election form to EquiServe in the pre-addressed reply envelope that has been provided for this purpose. In an emergency, you may fax your completed election form to EquiServe at (781) 380-3388. DO NOT DELIVER YOUR INSTRUCTIONS TO YOUR HUMAN RESOURCES DEPARTMENT OR TO YOUR BENEFITS ADMINISTRATOR.

6.	Must I provide directions to the Trustee?

You must respond IF you wish the Trustee to tender any of your Plan shares. IF YOU DO NOT WISH TO TENDER ANY OF YOUR PLAN SHARES, DO NOTHING. If you do nothing, you will be deemed to have instructed the Trustee not to tender any of the Plan shares held for your benefit.

7.	How many Plan shares may I tender and how do I learn the number of Plan shares held for my benefit in the Plan?

You may tender all Plan shares allocated to your Plan account as of the expiration date of the tender offer, currently scheduled to occur on Friday, July 9, 2004 (unless it is extended). You may obtain information about the number of Plan shares allocated to your Plan account by calling your T. Rowe Price Plan Account Line at (800) 922-9945.

8.	Why must I direct the tender of the shares allocated to my Plan account by percentage, rather than designating a set number of shares?

A percentage designation allows the Trustee to take into account transactions involving Plan shares that might be affected after you complete and send your election form to the Trustee, such as additional contributions, exchanges or distributions of shares. The percentage designation allows the Trustee to tender your shares based on the actual number of shares in your Plan account as of the date of such tender.

9.	What if I have shares in my Plan account AND hold shares outside of my Plan?

If you have shares in the Plan and also own other shares (either in your possession or held by a bank or brokerage firm, or otherwise) outside of the Plan, you will receive two or more sets of tender offer materials. You should be careful to follow the different instructions that apply for tendering each kind of shares.

10.	Who will know whether I tendered my Plan shares?

Your directions to the Trustee will be kept CONFIDENTIAL by EquiServe and the Trustee. No Blyth employee, officer or director will learn of your election unless such disclosure is required by law.

11.	Can I change my mind and direct the Trustee to withdraw Plan shares that I previously directed the Trustee to tender?

Yes, but only if you perform ALL of the following steps:

(a) You must send a signed NOTICE OF WITHDRAWAL to EquiServe.

(b) The notice of withdrawal must be in writing. You may fax your notice of withdrawal to EquiServe at (781) 380-3388.

(c) The notice of withdrawal must set forth your name, social security number and the percentage of Plan shares that you wish to withdraw from the tender offer, and it must state that you are directing the Trustee to withdraw Plan shares that you previously directed the Trustee to tender on your behalf.

(d) EquiServe must receive the notice of withdrawal before 5:00 p.m., New York City time, on Friday, July 2, 2004 (or, if the tender offer is extended, no later than 5:00 p.m., New York City time, on the date that is three (3) New York Stock Exchange trading days before the rescheduled expiration date). If we have not accepted for payment the Plan shares you have instructed the Trustee to tender to us, you may also withdraw your election to tender your shares after 12:00 Midnight, New York City time, on Tuesday, August 3, 2004.

12.	Can I direct the Trustee to re-tender my Plan shares?

Yes. If, after directing the Trustee to withdraw your previously tendered Plan shares, you wish to direct the Trustee to re-tender the same Plan shares (or any portion thereof), you must complete another yellow election form and return it to EquiServe by 5:00 p.m., New York City time, by Friday, July 2, 2004 (unless the offer is extended, in which case the deadline for receipt of your election form will be extended until 5:00 p.m. on the date that is three (3) New York Stock Exchange trading days before the new expiration date). You may request additional copies of the yellow election form by calling EquiServe at (781) 843-1833, extension 200, by faxing your request to EquiServe or by calling Georgeson Shareholder Communications Inc., the information agent, at (800) 733-6860.

13.	Will Blyth purchase all Plan shares that I direct the Trustee to tender?

The answer to this question depends on the total number of shares properly tendered (and not properly withdrawn) by all tendering stockholders at or below the purchase price, and the price or prices at which you direct the Trustee to tender your shares. If you tender your Plan shares at a price above the purchase price determined by Blyth pursuant to the tender offer terms and conditions, Blyth will not purchase your Plan shares. If you tender your Plan shares at or below the purchase price or you elect to tender your Plan shares at whatever purchase price Blyth determines pursuant to the tender offer terms and conditions, then Blyth will purchase your Plan shares subject to the proration provisions of the tender offer. See Q&A #1 for a description of how the proration process works. See also Section 1 of the offer to purchase for a description of the “odd lot” preference. It should be noted, however, that Blyth has reserved the right to decline to purchase Plan shares that are tendered by participants in the Plan if the fair market value of such Plan shares on the expiration date is greater than the purchase price and Blyth determines, in its sole discretion, that the purchase of such Plan shares would constitute a “prohibited transaction” within the meaning of the Employee Retirement Income Security Act of 1974, as amended, or the Internal Revenue Code of 1986, as amended.

Plan shares held in your Plan account that are tendered but not purchased by Blyth will remain in your Plan account as if nothing had happened, subject to the rules and provisions governing the Plan.

14.	What if I have questions about the tender offer?

Please contact Georgeson Shareholder Communications Inc., the information agent for the tender offer, at (800) 733-6860 (toll free) with any questions about the terms and conditions of the tender offer or how to tender your Plan shares.

15.	How will I know if Blyth has purchased my Plan shares?

The purchase will be reflected in your Plan account as an exchange of the tendered shares, with the tender proceeds going into the T. Rowe Price Stable Value Common Trust Fund option under the Plan (the “Default Fund”). You will receive a confirmation statement in the mail 5 to 7 days after this exchange takes place in your Plan account. The statement you receive will set forth the number of Plan shares purchased in the tender offer, the price you received for those shares, and the market value of those shares.

OPERATION OF THE PLAN DURING THE TENDER OFFER

16.	What happens to contributions of shares to my Plan account that are made after June 7, 2004?

Contributions of shares made to your Plan account during the tender offer period, if any, will be allocated as usual, in accordance with the sources of the contributions and, where applicable, your investment elections in effect at the time of your contribution.

No transactions involving your Plan shares will take place on the day that Plan shares are deemed withdrawn from your Plan account for purposes of complying with your election to instruct the Trustee to tender Plan shares. If you have directed the Trustee to tender any shares, the Trustee will allocate the purchase price that Blyth pays for the shares (the “tender proceeds”) to the Default Fund for your benefit and on your behalf. Beginning on the first business day following the Trustee’s receipt of the tender proceeds, you will be able to move such tender proceeds at your own discretion to other investment funds of your choosing available in the Plan.

17.	What happens if I request a distribution, withdrawal or reallocation following the announcement of the tender offer but before the tender offer expires?

Distributions and withdrawals from the Plan and transfers into or out of your Plan account will be processed in accordance with normal procedures. As indicated above, no transactions involving your Plan shares will take place on the day that Plan shares are deemed withdrawn from your Plan account for purposes of complying with your election to instruct the Trustee to tender Plan shares. These transactions will be processed beginning on the first business day following such deemed withdrawal. Tendered shares will be deemed withdrawn from your account on the date that the Trustee receives your instructions to tender such shares.

18.	Will I be taxed on any proceeds received in 2004 from the shares that I tender from my Plan account?

No. Because tender offer proceeds received from Plan shares will be received by and held in your Plan account, they will not be subject to current income taxes.

REINVESTMENT OF TENDER OFFER PROCEEDS

19.	How will the Plan invest the proceeds received from the Plan shares that are tendered?

If you have directed the Trustee to tender any Plan shares held by the Trustee for your benefit, the Trustee will allocate the purchase price that Blyth pays for such shares (the “tender proceeds”) to the Default Fund for your benefit and on your behalf. Beginning on the first business day following the expiration date of the tender offer, you will be able to move such tender proceeds at your own discretion to other investment funds of your choosing within the Plan.

CERTAIN TAX INFORMATION

Participants in the Plan should be aware that the reinvestment of the cash proceeds received in the tender offer may, in certain circumstances, result in certain tax consequences to those participants who, as part of the ultimate distributions of their accounts, would receive shares.

Special tax rules apply to certain distributions from a Plan that consists, in whole or in part, of shares. Generally, taxation of net unrealized appreciation (“NUA”), an amount equal to the excess of the value of such shares at distribution over the cost or other basis of such shares (limited, in the case of distributions that do not qualify for lump sum treatment, to shares deemed purchased by nondeductible employee contributions) will be deferred until the shares are sold following distribution. Moreover, if shares are disposed of prior to a distribution, as would be the case in the tender offer, and the proceeds of such disposition are reinvested within 90 days thereafter in Plan shares, the cost or other basis of such newly acquired Plan shares for NUA purposes will generally be the cost or other basis of the tendered Plan shares.

Accordingly, if the cash proceeds receivable upon the tender of Plan shares are not reinvested in Plan shares within 90 days, the opportunity to retain for NUA purposes the cost or other basis of the Plan shares tendered, and the tax-deferral treatment of the NUA calculated in reference to such basis, will be lost.

The foregoing is only a brief summary of complicated provisions of the Internal Revenue Code. We strongly urge you to consult with your tax advisor regarding the issues described above.